Exhibit 4.2
STOCKHOLDER’S AGREEMENT

This STOCKHOLDER’S AGREEMENT (this “Agreement”), dated as of ____________  __, 2022 is entered into by and among (i) Excelerate Energy, Inc., a Delaware corporation (the “Company”), (ii) Excelerate Energy Limited Partnership, a Delaware limited partnership (the “Partnership”), and (iii) Excelerate Energy Holdings, LLC, a Delaware limited liability company (together with its Permitted Transferees (as defined below) who are assignees pursuant to Section 4.9 hereof, the “Kaiser Investor”). Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company and the Partnership have entered into an underwriting agreement (a) to issue and sell to the several underwriters named therein shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) and (b) to make a public offering of those shares of Class A Common Stock ((a) and (b), collectively, the “IPO”); and

WHEREAS, the Company, the Partnership, the Kaiser Investor and certain other Persons have effected, or will effect in connection with the Closing (as defined below), a series of reorganization transactions (collectively, the “Reorganization Transactions”);

WHEREAS, after giving effect to the Reorganization Transactions, the Kaiser Investor, together with its Permitted Transferees, Beneficially Owns or will Beneficially Own shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and Class B interests in the Partnership (“Class B Interests”), which Class B Interests, subject to certain restrictions, are exchangeable from time to time at the option of the Beneficial Owner thereof for shares of Class A Common Stock pursuant to the terms of the Amended and Restated Limited Partnership Agreement of the Partnership (as may be amended from time to time, the “Partnership Agreement”); and

WHEREAS, in connection with, and effective upon, the closing of the IPO, the parties hereto have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS

1.1          Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by, or is under common Control with, such specified Person or (b) a Permitted Transferee of such Person. For purposes hereof, (x) the Company, the Partnership and their respective subsidiaries shall not be deemed to be Affiliates of the Kaiser Investor or any of its Affiliates, and (y) the Foundation shall not be considered to be an Affiliate of the Kaiser Investor.

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Company’s amended and restated bylaws, as they may be amended or restated from time to time.

“Certificate of Incorporation” means the Company’s amended and restated certificate of incorporation, as it may be amended and/or restated from time to time.

“Change in Control” shall be deemed to have occurred if or upon:

(a)          any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Kaiser Investor and its Affiliates), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities entitled to vote in the election of directors generally;

(b)          a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation or as a result of such transaction, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger, or if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation, or if the surviving company is a subsidiary, the ultimate parent thereof;

(c)          a sale of all or substantially all of the assets of the Company to another Person, other than such sale by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(d)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, except with respect to clause (b)(i) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the stockholders of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to property (other than cash), the fair market value of such property as determined in good faith by the Board.

“Foundation” means the George Kaiser Family Foundation together with its Affiliates and subsidaries (including Maya Maritime LLC, a Marshall Islands limited liability company).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to shares of Common Stock or other securities entitled to vote with respect to such specified result, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company or the Partnership, (c) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments and (e) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permitted Transferee” means (a) any Person to whom the Kaiser Investor has validly transferred Class B Interests in accordance with, and not in contravention of, the Partnership Agreement (which shall not include, for the avoidance of doubt, the Foundation) and/or (b) for a period of five years from and after George B. Kaiser’s death, the Foundation; provided, however, that (i) the Permitted Transferee (other than the Foundation) shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement. For the avoidance of doubt, for a period of five years from and after Mr. Kaiser’s death, all ownership percentages included in Sections 2.1 and 2.2 below, and all ownership percentages used to determine whether the Trigger Date (as defined in the Certificate of Incorporation) has occurred (if the Trigger Date has not occurred prior to Mr. Kaiser’s death), shall be calculated based on the shares of Common Stock beneficially owned by the Foundation.  In addition, for the avoidance of doubt, for these purposes, the Foundation’s beneficial ownership shall be deemed to include, immediately upon Mr. Kaiser’s death, any shares bequeathed to the Foundation pursuant to Mr. Kaiser’s will, testamentary document or otherwise, regardless of when formal legal ownership of such shares is transferred to the Foundation.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Total Number of Directors” shall mean, at any time of determination, the total number of directors comprising the Board.

1.2          Rules of Construction.

(a)          Unless the context requires otherwise: (i) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import will be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and will have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute will include all rules and regulations promulgated thereunder, and references to any law or statute will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)          The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)          This Agreement will be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II
GOVERNANCE MATTERS

2.1          Board Designees.

(a)          In connection and following the closing of the IPO (the “Closing”), the Kaiser Investor shall have the right, but not the obligation, to nominate to the Board a number of designees (“Director Designees”) equal to at least: (i) a majority of the Total Number of Directors, so long as the Kaiser Investor Beneficially Owns 50% or more of the then-outstanding shares of Common Stock; (ii) 40% of the Total Number of Directors, in the event that the Kaiser Investor Beneficially Owns 40% or more, but less than 50%, of the then-outstanding shares of Common Stock; (iii) 30% of the Total Number of Directors, in the event that the Kaiser Investor Beneficially Owns 30% or more, but less than 40%, of the then-outstanding shares of Common Stock; (iv) 20% of the Total Number of Directors, in the event that the Kaiser Investor Beneficially Owns 20% or more, but less than 30%, of the then-outstanding shares of Common Stock; and (v) 10% of the Total Number of Directors, in the event that the Kaiser Investor Beneficially Owns 5% or more, but less than 20%, of the then-outstanding shares of Common Stock. For purposes of calculating the number of Director Designees that the Kaiser Investor is entitled to designate pursuant to the immediately preceding sentence, ownership shall be adjusted for stock splits, combinations, reclassifications and similar transactions, if any, and any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one-quarter of Director Designees shall equate to two Director Designees), and any such calculations shall be made after taking into account any increase or decrease in the Total Number of Directors, if any (subject to the Kaiser Investor’s prior written consent pursuant to Section 2.2 below, except as provided in this Section 2.1(a) with respect to decreases in ownership of the Kaiser Investor).

(b)           As of the Closing, the following four directors shall initially be deemed to be Director Designees: Steven M. Kobos, Henry G. Kleemeier, Don. P. Millican and Robert A. Waldo. If and when the Board shall become classified under the terms of the Certificate of Incorporation, directors then serving on the Board, including any Director Designees, shall be divided into three classes of directors, with each class serving staggered three-year terms in accordance with the Certificate of Incorporation and, unless otherwise requested by the Kaiser Investor, each Director Designee, if any, shall be assigned to a different class (to the extent possible) as requested by the Kaiser Investor.

(c)          The Company agrees, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to use its best efforts and to take, or cause to be taken, all Necessary Action, and, if applicable, the Kaiser Investor agrees to vote its shares, to cause the election of each Director Designee to the Board, which such Necessary Action shall include, without limitation, (i) nominating and recommending each Director Designee to be elected as a director and included in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders, (ii) recommending that stockholders vote in favor of any such Director Designee, (iii) soliciting proxies or consents in favor of each Director Designee, and (iv) without limiting the foregoing, otherwise using its best efforts to cause such nominees who are Director Designees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. For the avoidance of doubt, the rights granted to the Kaiser Investor to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Kaiser Investor may have to nominate, elect or remove directors under the Certificate of Incorporation, the Bylaws or the Delaware General Corporation Law.

(d)          In the event that the Kaiser Investor has nominated less than the total number of Director Designees that it shall be entitled to nominate pursuant to Section 2.1(a), then the Kaiser Investor shall have the right, at any time, to nominate such additional Director Designee(s) to which it is entitled, in which case, the Company and the Board shall take all Necessary Action, and, if applicable, the Kaiser Investor shall vote its shares, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (i) enable the Kaiser Investor to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise (subject to the Kaiser Investor’s prior written consent pursuant to Section 2.2 below), and (ii) designate such additional individuals nominated by the Kaiser Investor to fill such newly created vacancies or to fill any other existing vacancies.

(e)          Except as provided in Section 2.1(a) with respect to decreases in ownership of the Kaiser Investor, the Kaiser Investor shall have the exclusive right to (i) request the removal of one or more of its Director Designees from the Board in accordance with the Certificate of Incorporation and the Bylaws, and the Company and the Kaiser Investor shall take all Necessary Action, and, if applicable, the Kaiser Investor shall vote its shares, to cause the removal (whether for or without cause) of any such Director Designee at the request of the Kaiser Investor and (ii) designate directors for nomination and election to the Board to fill vacancies (for the remainder of the then-current term) created by reason of death, disability, removal or resignation or otherwise of its Director Designees to the Board, and the Company and the Kaiser Investor shall take all Necessary Action to cause any such vacancies to be filled by replacement directors nominated by the Kaiser Investor as promptly as reasonably practicable.

(f)           In the event that the Kaiser Investor shall cease to have the right to designate one or more director(s) pursuant to this Section 2.1, the Director Designee(s) selected by the Kaiser Investor shall (i) at the request of a majority of the directors then in office or the Chairman of the Board resign immediately, or the Kaiser Investor shall take all action necessary to remove such Director Designee(s) or (ii) if no such request is made, continue to serve until his or her term expires at the next applicable annual meeting of stockholders of the Company or until his earlier death, resignation, removal, retirement or disqualification. In the event such Director Designee resigns or is removed at the request of a majority of the directors then in office or the Chairman of the Board, the directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy and no consent under Section 2.2 shall be required in connection with such decrease.

(g)          So long as the Kaiser Investor Beneficially Owns more than 50% of the then-outstanding shares of Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), the Kaiser Investor shall have the right, but not the obligation, to designate, and the Company shall take all Necessary Action, and, if applicable, the Kaiser Investor shall vote its shares, to cause the Board to include at least two Director Designees on each committee of the Board (other than the audit committee), as designated by the Kaiser Investor (subject to any requirements, including independence requirements, for such committee members imposed by applicable law or by the applicable rules of any national securities exchange on which the Class A Common Stock may be listed or traded). So long as the Kaiser Investor Beneficially Owns 20% or more, but less than or equal to 50%, of the then-outstanding shares of Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), the Company shall take all Necessary Action, and, if applicable, the Kaiser Investor shall vote its shares, to cause the Board to include at least one Director Designee on each committee of the Board (other than the audit committee), as designated by the Kaiser Investor (subject to any requirements, including independence requirements, for such committee members imposed by applicable law or by the applicable rules of any national securities exchange on which the Class A Common Stock may be listed or traded).

(h)          So long as the Kaiser Investor Beneficially Owns 50% or more of the then-outstanding shares of Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), the Kaiser Investor shall have the right, but not the obligation, to designate, and the Company and the Board, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law) shall cause the Board to appoint, the Chairman of the Board. In the event that the Kaiser Investor shall cease to have the right to designate the Chairman of the Board pursuant to this Section 2.1, the Chairman of the Board designated by the Kaiser Investor shall (i) at the request of a majority of the directors then in office or the Chairperson of the Nominating and Corporate Governance Committee (or equivalent)resign immediately, or the Kaiser Investor shall take all action necessary to remove such Chairman of the Board or (ii) if no such request is made, continue to serve until his or her successor is elected and appointed or until his earlier death, resignation, removal, retirement or disqualification.

(i)           For the avoidance of doubt, unless consented to otherwise in writing by the Kaiser Investor, the Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of any securities exchange on which shares of Class A Common Stock are listed, unless waived in writing by the Kaiser Investor (the “Applicable Stock Exchange”). If the Company ceases to qualify as a “controlled company” for purposes of the Applicable Stock Exchange rules, the Kaiser Investor and the Company shall take whatever action may be reasonably necessary in relation to such party, if any, to cause the Company to comply with the Applicable Stock Exchange rules as then in effect within the timeframe for compliance available under such rules, which may include requiring one or more Director Designee to satisfy the general independence requirements of the Applicable Stock Exchange to the extent needed to reach majority of independent directors on the Board, subject to any applicable transition periods.

(j)          So long as the Kaiser Investor has the right to designate Director Designees for nomination and election to the Board under Section 2.1(a) above, the Kaiser Investor shall have the right (but not obligation) to designate, and the Company shall take all Necessary Action to appoint, two non-voting representatives (the “Observers”) to attend and observe all meetings of the Board and any committees thereof. Until the Observer ceases to serve in such capacity, any such Observer shall, at the same time and in the same manner as provided to the directors of the Board, be entitled to (i) be given notice of all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings; (ii) receive copies of all notices, agendas, consents, Board and committee minutes and other materials distributed to the Board and any committees thereof, whether provided to directors in advance or, during or after any meeting, regardless of whether the Observer shall be in attendance at the meeting; and (iii) participate in (but not vote on) all discussions conducted at Board and committee meetings; provided, however, that, for the avoidance, of doubt, the Observer(s) shall (x) not be counted for purposes of determining whether a quorum is present at any meeting of the Board or any committee thereof, (y) not have the right to vote on any matter brought before the Board or any committee thereof or to participate in any action by unanimous written consent in lieu of a meeting of the Board or any committee thereof (and no vote or consent of the Observer shall be required for purposes of determining whether any matter has been approved by the Board or any committee thereof), and (z) not be entitled to any other rights or powers of directors under the Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law, applicable law or any other agreement to which the Company is a party.  Notwithstanding any of the foregoing, the Company shall not be obligated to provide the Observer(s) with access to any information, materials or meetings (or portions thereof) if a majority of the members of the Board who are non-Director Designees determine reasonably that the exclusion of the Observer(s) is reasonably necessary to (A) preserve attorney-client privilege or protect highly confidential information or (B) avoid a conflict of interest between the Company and the Kaiser Investor or any of its Affiliates or breach of contractual or other legal obligations. The Observer(s) shall (1) keep all information received pursuant to the rights granted by this Agreement confidential in accordance with Section 2.1(k) below and may be required, at the Company’s request, execute an observer agreement and/or confidentiality agreement in the form reasonably acceptable to the Company and the Kaiser Investor and (2) not use such information in any way or for any purpose other than to assist the Kaiser Investor in monitoring, evaluating and managing its investment in the Company. As long as the Kaiser Investor is entitled to appoint the Observers in accordance with this Section 2.1(j), the Kaiser Investor shall be entitled to direct the replacement of the Observer(s) for any reason and at any time by delivering notice in writing or by electronic transmission of such replacement to the Company, which such replacement shall take effect at the time specified in such notice.

(k)          Except as may be required by applicable law or requested by any applicable governmental entity or authority, each Director Designee and Observer shall agree to maintain the confidentiality of all confidential information and shall not disclose any confidential information to any person or entity and comply with all Company policies applicable to members of the Board generally; provided that (i) any such Director Designee and Observer may disclose confidential information to representatives of the Kaiser Investor who have a reasonable need to know such information solely for the purpose of allowing them to monitor, evaluate and manage their investment in the Company.

(l)           For the avoidance of doubt, for so long as any Director Designee serves as a director of the Company, (i) the Company shall take all Necessary Actions, and, if applicable, the Kaiser Investor shall vote its shares, as to cause the Company, to provide each such Director Designee with the rights to exculpation, indemnification and advancement of expenses that are not less favorable to any such Director Designee than those it provides to any other non-employee directors serving on the Board, and (ii) the Company shall reimburse each such Director Designee for his or her reasonable out-of-pocket expenses incurred by him or her in connection with performing his or her duties as a member of the Board (or any committee thereof), including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board (or any committee thereof), or in connection with their service, if applicable, on the board or other similar governing body of any subsidiary of the Company (or any committee thereof).

(m)          The rights granted pursuant to this Section 2.1 are personal to the Kaiser Investor and shall not be exercised by anyone else, other than a Permitted Transferee.

2.2          Consent Rights.

(a)          So long as the Kaiser Investor Beneficially Owns at least 15% of the then-outstanding shares of Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), in addition to any vote required by law or the applicable governing documents, the Company shall not take, and shall take all Necessary Action to cause its subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior written consent of the Kaiser Investor, which consent may be withheld for any reason or no reason:

(i)          liquidation, dissolution or winding up of the Company;

(ii)         any material change in the nature of the business or operations of the Company and its subsidiaries, taken as a whole, as of the date of this Agreement;

(iii)        authorizing or issuing any equity securities having rights, preferences or privileges superior or senior to the outstanding shares of Class A Common Stock or Class B Common Stock (or any securities convertible or exchangeable therefor pursuant to their terms);

(iv)        any increase or decrease in the size of (x) the Board from the initial number of directors set at the time of the IPO (expected to be 6 directors) or (y) any board of a subsidiary of the Company;

(v)         adopting or implementing any stockholder rights plan or similar takeover defense measure; and

(vi)        amendments to, or modification or repeal of, organizational documents (such as the Certificate of Incorporation and Bylaws or equivalent organizational documents of the Company’s subsidiaries) that adversely affect the Kaiser Investor or its Affiliates.

(b)          So long as the Kaiser Investor Beneficially Owns at least 25% of the outstanding shares of Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), in addition to, for the avoidance of doubt, the consent rights set forth in Section 2.2(a) above, and any vote required by law or the applicable governing documents, the Company shall not take, and shall take all Necessary Action to cause its subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior written consent of the Kaiser Investor, which consent may be withheld for any reason or no reason:

(i)          hiring or terminating the Chief Executive Officer of the Company and his or her successors;

(ii)         any change in the size of (x) any committee of the Board (as compared to the size approved in connection with the IPO) or (y) any committee of any board of the Company’s subsidiaries;

(iii)        forming any new committee of the Board (other than committees formed in connection with the IPO);

(iv)        any mergers or other transaction that, if consummated, would constitute a Change in Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change in Control;

(v)         entering into any agreement providing for the acquisition or divestiture of assets or Persons, in each such case, involving consideration payable or receivable by the Company or any of its subsidiaries in excess of $100 million in the aggregate in any single transaction or series of related transactions during any 12-month period;

(vi)        any incurrence by the Company or any of its subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) in excess of $100 million in the aggregate in any single transaction or series of related transactions during any 12-month period, other than indebtedness incurred under an existing (prior to the closing of the IPO) and previously approved revolving credit facility;

(vii)      any issuance or series of related issuances of equity securities by the Company or any of its subsidiaries, other than grants of equity securities under any equity compensation plan, including an employee stock purchase plan, approved by the Board or a committee thereof; and

(viii)      any payment or declaration of any dividend or other distribution of any shares of Class A Common Stock or Class B Common Stock or entering into any similar recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A Common Stock or Class B Common Stock.

ARTICLE III
EFFECTIVENESS AND TERMINATION

3.1          Effectiveness. Upon the closing of the IPO, this Agreement will thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement will be without any force or effect.

3.2          Termination. This Agreement will automatically terminate upon the earlier to occur of (a) the Kaiser Investor no longer having the right to designate an individual for nomination to the Board under this Agreement, (b) the delivery of written notice to the Company and the Partnership by the Kaiser Investor effecting the termination of this Agreement and (c) the fifth anniversary of Mr. Kaiser’s death.

ARTICLE IV
MISCELLANEOUS

4.1          Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as will be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. on a business day in the time zone of the receiving party, otherwise, on the next business day.

(a)	If to the Company or the Partnership, to:

Excelerate Energy, Inc. or
Excelerate Energy Limited Partnership, as appliacble
2445 Technology Forest Blvd., Level 6
The Woodlands, TX 77381
Telephone: (832) 813-7100
Attention: General Counsel and Secretary
E-mail: [●]

with copies (not constituting notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, TX 77002
Attention: Andrew L. Fabens
Hillary H. Holmes
E-mail: AFabens@gibsondunn.com
HHolmes@gibsondunn.com

and

Frederic Dorwart, Lawyers PLLC
Old City Hall
124 East Fourth Street
Tulsa, OK 74103
Attention: [●]
E-mail: [●]

(b)	If to the Kaiser Investor, to:

Excelerate Energy Holdings, LLC
[●]

[●]
Attention: [●]
E-mail: [●]

with a copy (not constituting notice) to:

Frederic Dorwart, Lawyers PLLC
Old City Hall
124 East Fourth Street
Tulsa, OK 74103
Attention: [●]
E-mail: [●]

 4.2          Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.3          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will be considered one and the same agreement.

4.4          Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

4.5          Further Assurances. Each party hereto will execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

4.6         Governing Law; Equitable Remedies. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

4.7          Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

4.8          Amendments; Waivers.

(a)          No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto (including any amendment providing for additional obligations hereunder of any party hereto), and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder will operate as waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

 4.9         Assignment. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; provided, however, that the Kaiser Investor shall be entitled to assign, in whole or in part, to any of its Permitted Transferees without such prior written consent any of its rights or obligations hereunder as follows: (a) pursuant to a will or other testamentary document to the Foundation for a period of time not to exceed five years since Mr. Kaiser’s death; and/or (b) in connection with and upon a transfer of Common Stock from the Kaiser Investor to such Permitted Transferee.

[Signature pages follow.]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Excelerate Energy, Inc.

By:
Name:
Title:

PARTNERSHIP:

Excelerate Energy Limited Partnership
By: Excelerate Energy, Inc., its general partner

By:
Name:
Title:

Signature Page to Stockholder’s Agreement

KAISER INVESTOR:

Excelerate Energy Holdings, LLC

By:
Name:
Title:

Signature Page to Stockholder’s Agreement

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholder’s Agreement, dated as of [●], 2022 (the “Stockholder’s Agreement”), by and among Excelerate Energy, Inc., a Delaware corporation, Excelerate Energy Limited Partnership, a Delaware limited partnership, and Excelerate Energy Holdings, LLC, a Delaware limited liability company, _________ (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees to assume the obligations of the Transferor under the Stockholder’s Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholder’s Agreement.

Listed below is information regarding the Common Stock:

Number of Shares of
Class A Common Stock

__________________

Number of Shares of
Class B Common Stock

__________________

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, ________.

[NAME OF TRANSFEROR]

Name:
Title:
[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:
EXCELERATE ENERGY, INC.

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement